Exhibit 99.1

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Brandi Floberg (bfloberg@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contact:
Waggener Edstrom Worldwide
Healthcare Practice
Jenny Moede (jmoede@waggeneredstrom.com)
(503) 443-7000

For Release 6 a.m. PDT
April 20, 2007

AVI BioPharma Completes Purchase of Building for GMP Manufacturing
Facility to Support Future Drug Supply Needs

PORTLAND, Ore. — April 20, 2007 — AVI BioPharma, Inc. (Nasdaq: AVII), announced that it closed on the purchase of a building in Corvallis, Ore. The 34,000-square-foot facility will house additional capability for the large-scale GMP production of AVI’s proprietary phosphorodiamidate morpholino oligomers (PMOs), and for the recovery and purification of PMO precursors. Additional capacity for both of these processes will be necessary to meet the anticipated bulk drug supply requirements for AVI and its partners.

The company will continue to occupy the building it currently leases in Corvallis, which houses research space and a smaller-scale GMP manufacturing site. The purchase price of the new facility was $3.3 million, including a down payment of approximately $1.1 million in AVI common stock and cash, and the assumption of an existing mortgage.

“When our GMP build-out is completed, we believe that this new facility will provide the space and production capacity we anticipate needing to advance our NEUGENE® antisense programs,” said Dwight Weller, senior vice president of chemistry and manufacturing at AVI BioPharma. “We anticipate needing to produce larger amounts of material for advancing clinical trials and for eventual commercial production.”

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs. AVI’s lead NEUGENE antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including West Nile virus, hepatitis C virus, dengue virus, Ebola virus and influenza A virus. AVI has introduced a NEUGENE-based exon-skipping technology called ESPRIT therapy. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

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